Exhibit 10.3.7

REGENERON PHARMACEUTICALS, INC.
ID: 13-3444607
777 Old Saw Mill River Road
Tarrytown, NY 10591

Notice of Grant of Performance Restricted Stock Units and Performance Restricted Stock Unit Agreement (“Notice”)

[NAME]	Performance RSU Number:	[ ]
[ADDRESS]	Plan:	[ ]
	ID:	[ ]

Effective <date>, (the “Grant Date”) you have been granted Performance Restricted Stock Units with respect to a target number of [ ] shares of REGENERON PHARMACEUTICALS, INC. (the “Company”) common stock (the “Target PSU”). Please refer to Section 2, Definitions below for definitions of certain terms used in this Notice. Any capitalized term used but not defined in this Notice shall have the meaning given to such term in the Plan.

1. Vesting Criteria and Rules.

A. Primary Performance Criteria.

The Performance Restricted Stock Units shall be earned and eligible to vest based on TSR (as defined below) determinations that are to be made commencing on March 15, 2021 with respect to the Threshold level of performance set forth in the table below and commencing December 31, 2023 with respect to levels above such Threshold level of performance, subject to earlier determinations upon a Change in Control and in connection with certain terminations of Service (as defined below and further described in Section 1.C. below). To the extent that Performance Restricted Stock Units do not vest on or before December 31, 2025 (the period from the Grant Date until such date, the "Performance Period") either (1) pursuant to the criteria set forth in this Section 1.A. (the “Primary Performance Criteria”) or (2) pursuant to the criteria set forth in Section 1.B. (the “Secondary Performance Criteria”), such Performance Restricted Stock Units shall be forfeited on such date, subject to earlier vesting or termination pursuant to the application of the Special Vesting Rules Upon Certain Terminations and Change in Control set forth in Section 1.C.

If and to the extent earned pursuant to the Primary Performance Criteria or the Secondary Performance Criteria, the Performance Restricted Stock Units shall vest on December 31, 2025, subject to your continuous employment with the Company or service as a member of the Board of Directors or as a consultant to the Company on such date (such employment, service as a member of the Board of Directors, or service as a consultant to the Company is referred to herein as “Service”). Rules regarding the timing of issuance of shares of Company Stock in connection with the vesting of Performance Restricted Stock Units are set forth below under Section 1.D. (“Delivery Rules”).

Attainment of the Primary Performance Criteria shall be based on attainment of the price target goals set forth in the “Price Target” column of the table below (the “Price Target Goals”), which attainment shall be measured using the Ending Stock Price as compared to the Price Target Goals. The Price Target Goals shall be subject to adjustment by the Committee in its discretion for any dividends or other shareholder distributions paid with respect to Company Stock during the Performance Period, recapitalizations or similar events. The number of shares of Company Stock, if any, earned in respect of the attainment of the Primary Performance Criteria shall be determined as follows:

Primary Performance Criteria

Performance Level	Price Target	Payout in Shares (as a percentage of Target)
Maximum	$1,150	250%
	$1,079	225%
	$1,016	200%
	$956	175%
	$898	150%
	$844	125%
Target	$792	100%
	$706	75%
Threshold	$628	50%

No Performance Restricted Stock Units shall be earned under this Section 1.A. for performance below the Threshold performance level and no additional Performance Restricted Stock Units shall be earned for performance above the Maximum performance level. Straight line interpolation shall be applied to determine the number of Performance Restricted Stock Units earned for performance above the Threshold performance level and falling between the Price Target Goals. Following vesting, the provisions of Section 1.D. shall apply to the delivery of Company Stock earned with respect to the Performance Restricted Stock Units due to attainment of the Primary Performance Criteria.

B. Secondary Relative TSR Performance Criteria

If, at the end of the Performance Period, or following an earlier final determination of performance against the Primary Performance Criteria pursuant to Section 1.C., (a) no Performance Restricted Stock Units have been earned pursuant to Section 1.A and (b) the Company’s TSR for the applicable period is at least 200 basis points above the TSR of the Nasdaq Biotech Index (composite return) for the corresponding period, then the payout corresponding to the Threshold level of performance shall be earned as of such date. Following vesting, the provisions of Section 1.D. shall apply to the delivery of Company Stock earned with respect to the Performance Restricted Stock Units due to attainment of the Secondary Relative TSR Performance Criteria.

C. Special Vesting Rules Upon Certain Terminations and Change in Control

Except as specifically set forth in this Section 1.C., any earned and unearned Performance Restricted Stock Units shall be forfeited in their entirety in the event that your Service ceases prior to the end of the Performance Period. You specifically acknowledge and agree that the provisions set forth herein with respect to termination of Service supersede any provisions of any other agreement between you and the Company or any Affiliate, including any agreement that provides a different treatment for equity awards due to death or retirement [(without limiting the generality of the foregoing, including Section 8(f) of the Amended and Restated Employment Agreement, dated as of November 14, 2008, by and between you and the Company, as in effect from time to time (the “Employment Agreement”))]1. The following special rules shall apply to the Performance Restricted Stock Units, notwithstanding the provisions of Section 1.A. and 1.B. above.

Without Cause or for Good Reason. If your Service is terminated without Cause or you resign from your Service for a Good Reason prior to December 31, 2025, the Performance Period will be deemed to have ended upon the date of termination and an earnout determination shall be made as of the date of termination first pursuant to Section 1.A. and second, if applicable, pursuant to Section 1.B., and any earned Performance Restricted Stock Units shall immediately vest as of such date. To the extent that any Performance Restricted Stock Units remain unearned following the earnout determination described in the preceding sentence, earnout determinations shall continue to be conducted until the earlier of the first anniversary of the date of termination and December 31, 2025 and, to the extent earned, such Performance Restricted Stock Units shall vest on the earlier of the first anniversary of the date of termination and December 31, 2025. To the extent any Performance Restricted Stock Units are determined to have been earned and vested pursuant to the two preceding sentences, the provisions of Section 1.D. regarding delivery shall apply to the shares of Company Stock deliverable in respect of such Performance Restricted Stock Units. Performance Restricted Stock Units which do not vest by the first anniversary of the date of termination shall be immediately forfeited.

Change in Control. If, prior to December 31, 2025, a Change in Control occurs, the Performance Period shall be deemed to have ended immediately prior to the consummation of the Change in Control and, notwithstanding the definitions of TSR and Ending Stock Price herein, the price per share of Company Stock in the Change in Control transaction (as determined by the Committee), as adjusted for any Dividend Value, shall be used to make an earnout determination on the date of the Change in Control first pursuant to Section 1.A. and second, if applicable, pursuant to Section 1.B. All Performance Restricted Stock Units earned as of that date shall vest immediately and shall not be subject to the provisions of Section 1.D. regarding delivery and shall be delivered as soon as practicable following the earnout determination; and any unearned Performance Restricted Stock Units as of that date shall be immediately forfeited.

Death or Disability. In the case of your death or Disability prior to December 31, 2025, the Performance Restricted Stock Units shall remain outstanding and may be earned pursuant to the provisions hereof and, to the extent earned, shall vest on December 31, 2025 without regard to the continued Service requirement. To the extent earned and vested, shares deliverable pursuant to the Performance Restricted Stock Units following death or Disability shall not be subject to the provisions of Section 1.D. regarding deferred delivery and shall be delivered as soon as practicable following the vesting date.

D. Delivery Rules

1 Only applicable to the Notice of Grant of Performance Restricted Units for Leonard S. Schleifer, M.D., Ph.D.

Holding Period. Shares of Company Stock deliverable in respect of earned and vested Performance Restricted Stock Units are, except as specifically set forth in Section 1.C. or this Section 1.D., subject to a mandatory deferral and holding period of three years after the applicable vesting date (the “Holding Period”) and shall not be delivered until immediately following the expiration of the Holding Period. Notwithstanding the foregoing and subject to compliance with the 409A Rules set forth below, any Holding Period shall end upon your death or Disability or a Change in Control (which terms shall be interpreted in a manner that complies with the requirements of Section 409A of the Code).

2. Definitions.

“Beginning Stock Price” shall mean the price of $478.30 per share of Company Stock.

"Cause" shall mean (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between you and the Company (or otherwise applicable to you) on the Grant Date (or where there is such an agreement or plan but it does not define “cause” (or words of like import) or such agreement or plan would not apply) (A) the willful and continued failure by you substantially to perform your duties and obligations to the Company (other than any such failure resulting from your incapacity due to physical or mental illness), including without limitation, repeated refusal to follow the reasonable directions of the Company, violation of the Company’s Code of Business Conduct and Ethics, knowing violation of law in the course of performance of your duties of employment, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the Company’s premises during regular business hours; (B) fraud or material dishonesty against the Company; or (C) a conviction or plea of guilty or nolo contendere to a felony or a crime involving material dishonesty; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between you and the Company (or otherwise applicable to you) on the Grant Date that defines “cause” (or words of like import) and such agreement or plan applies, as defined under such agreement or plan. For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that the action or omission was in the best interest of the Company.

“Closing Price” of a share of Company Stock, as of a date of determination, shall mean (1) the closing sales price per share of Company Stock on the national securities exchange or national market system on which such stock is principally traded on such date or, if such date is not a trading day, on the last preceding date on which there was a sale of such stock on such exchange, or (2) if the shares of Company Stock are not then listed on a national securities exchange or national market system, or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith.

"Disability" shall mean [a Permanent Disability as such term is defined in the Employment Agreement, provided that such termination also qualifies as]2 a termination of Service on account of a disability which meets the requirements of 1.409A-3(i)(4) of the Treasury Regulations, as determined by the Committee.

“Dividend Value” shall mean the value of any dividends paid on a share of Company Stock during the applicable measurement period, with the payment date deemed to have occurred on the ex-dividend
2 Only applicable to the Notice of Grant of Performance Restricted Units for Leonard S. Schleifer, M.D., Ph.D.

date for such dividend and the amount of such dividend deemed reinvested in shares of Company Stock as of the ex-dividend date (based on the Closing Price of such shares on such date).

“Ending Stock Price” shall mean the average Closing Price of a share of Company Stock for the twenty trading days immediately preceding the applicable determination date, after adjusting for the Dividend Value, as applicable.

"Good Reason" shall mean (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between you and the Company (or otherwise applicable to you) on the Grant Date (or where there is such an agreement or plan but it does not define “good reason” (or words of like import) or such agreement or plan would not apply) a termination of employment by you within one hundred twenty (120) days after the occurrence of one of the following events unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by you to the Company that you intend to terminate your employment hereunder for one of the reasons set forth below: (A) (1) any material diminution in your duties and responsibilities from those which existed as of the Grant Date (except in each case in connection with the termination of your employment for Cause or as a result of your death, or temporarily as a result of your illness or other absence), or (2) the assignment to you of duties and responsibilities materially inconsistent with the position held by you; (B) any material breach by the Company of any material provision of any written agreement with you or failure to timely pay any compensation obligation to you; (C) a reduction in your annual base salary or target bonus opportunity (if any) from that which existed as of the Grant Date; or (D) if you are based at the Company’s principal executive office, any relocation therefrom or, in any event, a relocation of your primary office of more than fifty (50) miles from the location as of the Grant Date; (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between you and the Company (or otherwise applicable to you) on the Grant Date that defines “good reason” (or words of like import) and such agreement or plan applies, as defined under such agreement or plan[; provided, however, that any such definition shall be deemed, solely for purposes of this Notice, to include as one of the reasons that the employment of Leonard S. Schleifer, M.D., Ph.D. with the Company under the Amended and Restated Employment Agreement, dated as of November 14, 2008, by and between Dr. Schleifer and the Company, as in effect from time to time (the “Employment Agreement”), has ended due to Dr. Schleifer’s Involuntary Termination (as defined in the Employment Agreement)]3; or (iii) at a time when you are no longer employed by the Company because your employment has been terminated without Cause or you have resigned from your employment for a reason specified in clause (i) or clause (ii) of this definition of “Good Reason” but your Service continues because you serve as a member of the Board of Directors or a consultant to the Company, your voluntary resignation or other termination of your service as a member of the Board of Directors or voluntary resignation or termination of your service as a consultant (as applicable).

“Plan” shall mean the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan, as amended from time to time.

“TSR” shall mean the percent return on a share of Company Stock, determined using the following calculation:

TSR = (Ending Stock Price - Beginning Stock Price)/(Beginning Stock Price)

3 Only applicable to the Notice of Grant of Performance Restricted Units for George D. Yancopoulos, M.D., Ph.D.

3. Special Rules.

For the avoidance of doubt, and notwithstanding any provision in this Notice, the Performance Restricted Stock Unit Agreement, or the Plan to the contrary, no termination of Service shall be deemed to take place unless you cease both to be employed by and to provide service to the Company and/or its Subsidiaries as a consultant or as a member of the Board of Directors. In addition, to the extent necessary to comply with the requirements of Section 409A of the Code, no termination shall be deemed to occur unless the termination constitutes a "separation from service" for purposes of Section 409A of the Code.

In the event that the Company pays dividends during the Performance Period, the number of shares of Company Stock subject to the Target PSU shall be increased by a number of shares of Company Stock equal to the aggregate amount of the dividend payable with respect to the number of shares of Company Stock subject to the Target PSU, divided by the Fair Market Value of a share of the Company Stock on the ex-dividend date with respect to such dividend.

Shares of Company Stock earned and vested pursuant to the Performance Restricted Stock Unit Agreement and this Notice shall be delivered (subject to satisfaction of the applicable tax withholding requirements) as soon as practicable (but in no event more than 30 days) following either the end of the Holding Period or the applicable vesting date, as applicable.

You and the Company agree that these Performance Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and the enclosed Performance Restricted Stock Unit Agreement, both of which are attached and made a part of this document.

409A Rules. The Performance Restricted Stock Units are intended to comply with the requirements of Section 409A of the Code and shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this award is subject to Section 409A of the Code and that it does not comply with or is inconsistent with the applicable requirements, the Company may, in its sole discretion, and without your consent, amend this award to cause it to comply with Section 409A of the Code. Notwithstanding any provision of this award to the contrary, in the event that any settlement of the Performance Restricted Stock Units occurs as a result of your termination of employment and the Company determines that you are a “specified employee” (within the meaning of Section 409A of the Code) subject to Section 409A of the Code at the time of your termination of employment, and provided further that such settlement does not otherwise qualify for an applicable exemption from Section 409A of the Code, then no such settlement shall occur until the date that is the earlier to occur of: (i) your death, or (ii) six (6) months and one (1) day following your termination of employment. To the extent necessary to comply with Section 409A of the Code, the terms “Retirement,” “terminate,” “termination,” “termination of employment,” termination of Service, and variations thereof as used in this Award Agreement are intended to mean a “separation from service” as such term is defined under Section 409A of the Code. Although this award is intended to comply with the requirements of Section 409A of the Code, the Company does not represent or warrant that this award or the payments provided hereunder will comply with Section 409A of the Code or any other provisions of federal, state, local, or non-U.S. law. The Company shall not be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under this award, and the Company shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A of the Code. Each payment of shares of Company Stock hereunder shall be considered a separate payment for purposes of Code Section 409A.

REGENERON PHARMACEUTICALS, INC.
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO
THE SECOND AMENDED AND RESTATED REGENERON PHARMACEUTICALS, INC.
2014 LONG-TERM INCENTIVE PLAN
THIS AGREEMENT (this “Agreement”), made as of the date on the Notice of Grant of Performance Restricted Stock Units, by and between Regeneron Pharmaceuticals, Inc., a New York corporation (the “Company” and, together with its Subsidiaries, the “Employer”), and the employee named on the Notice of Grant of Performance Restricted Stock Units (the “Recipient”). Any capitalized term used but not defined in this Agreement shall have the meaning given to such term in the Plan (as defined below).
WHEREAS, the Recipient is an employee of the Company (or a Subsidiary of the Company) and the Company desires to afford the Recipient the opportunity to acquire or enlarge the Recipient’s stock ownership in the Company so that the Recipient may have a direct proprietary interest in the Company’s success; and
WHEREAS, the Committee administering the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (as amended from time to time, the “Plan”) has granted (as of the effective date of grant specified in the Notice of Grant of Performance Restricted Stock Units) to the Recipient a Performance Restricted Stock Unit (as defined below) with respect to the number of shares of Company Stock as set forth in the Notice of Grant of Performance Restricted Stock Units.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:
1.Grant of Award. Pursuant to Section 9 of the Plan, the Company grants to the Recipient, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, a restricted stock unit (referred to in the Plan as “Phantom Stock”) (each such unit, a “Performance Restricted Stock Unit”) with respect to the number of shares of Company Stock as determined in accordance with the Notice of Grant of Performance Restricted Stock Units. The Recipient’s record of Company Stock ownership shall be recorded in the books of the Company only when and to the extent the Performance Restricted Stock Units vest and the shares of Company Stock are issued. At the Recipient’s request, vested shares that have been issued may be evidenced by stock certificates or book-entry registration.
2.Vesting; Forfeiture. (a) The Performance Restricted Stock Units granted to the Recipient shall vest or be forfeited as provided in the Notice of Grant of Performance Restricted Stock Units. The provisions of this Section 2(a) are subject to the provisions set forth in the Notice of Grant of Performance Restricted Stock Units and the Recipient acknowledges and agrees that except as specifically set forth in Section 2(b) of this Agreement with respect to potential excise tax, the provisions of this agreement and the Notice of Grant of Performance Restricted Stock Units supersede any contradictory provisions contained in any employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date of grant specified in the Notice of Grant of Performance Restricted Stock Units [(without limiting the generality of the foregoing, the Recipient acknowledges and agrees that the provisions of this Agreement and the Notice of Grant of Performance Restricted Units supersede Section 8(f) of the Amended and Restated Employment Agreement, dated as of November 14, 2008, by and between the Recipient and the Company, as in effect from time to time)]4.
(b)     Except as otherwise provided in any employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date of grant specified in the Notice of Grant of Performance Restricted Stock Units, if the application of the Change in Control provisions set forth in the Notice of Grant of
4 Only applicable to the Performance Restricted Stock Unit Agreements for Leonard S. Schleifer, M.D., Ph.D.

Performance Restricted Stock Units, similar provisions in other stock option or equity compensation grants, and other payments and benefits payable to the Recipient upon termination of employment with the Employer or otherwise (collectively, the “Company Payments”) would result in the Recipient being subject to excise tax (the “Excise Tax”) payable under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Recipient to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Recipient (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Recipient minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. If the Company Payments are to be reduced in accordance with the foregoing, the Company Payments shall be reduced as mutually agreed between the Employer and the Recipient or, in the event the parties cannot agree, in the following order: (1) acceleration of vesting of any option where the exercise price exceeds the fair market value of the underlying shares at the time the acceleration would otherwise occur; (2) any lump-sum severance based on a multiple of base salary or bonus; (3) any other cash amounts payable to the Recipient; (4) any benefits valued as parachute payments; and (5) acceleration of vesting of any equity not covered by (1) above.
3.Recipient Acknowledgement. The Recipient hereby acknowledges and agrees that it is the mutual intent of that Recipient and the Company that the award of Performance Restricted Stock Units made pursuant to this Agreement shall be in lieu of any equity, equity-based or other long-term incentive award, in each case for the five-year period commencing on the date hereof and ending on the date on which the Company grants annual equity awards in respect of 2025 and that the Recipient shall have no entitlement for any such awards during that five-year period, whether or not any portion of the award of Performance Restricted Stock Units made pursuant to this Agreement is earned.
4.Securities Laws Requirements. The Company shall not be obligated to transfer any shares of Company Stock to the Recipient, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time).
5.Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Performance Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the By-Laws of the Company shall be valid. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
6.Taxes. At the time the Recipient recognizes taxable income in respect of the Performance Restricted Stock Units, an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable tax laws with respect to the Performance Restricted Stock Units shall be due from the Recipient to the Company and shall (except as may otherwise be determined by the Board of Directors or the Committee from time to time (including following the date hereof)) be satisfied by surrendering to the Company a portion of the shares of Company Stock otherwise deliverable with respect to the Performance Restricted Stock Units the vesting of which gives rise to the withholding obligation (but only to the extent of the minimum withholding required by law). Shares so surrendered by the Recipient shall be credited against any such withholding obligation at the Fair Market Value of such shares on the date of such vesting (and the amount equal to the Fair Market Value of such shares shall be remitted by the Company to the appropriate tax authorities). The Recipient understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
7.Rights as a Shareholder. The Recipient will not have the rights of a shareholder with respect to shares of Company Stock subject to the Performance Restricted Stock Units until the vesting of the Performance Restricted Stock Units and the delivery of shares of Company Stock with respect to such vesting following the expiration of the Holding Period (as defined in the Notice of Grant of Performance Restricted Stock Units) (if applicable). The Company may, in its sole discretion, determine to deliver any documents related to participation in the Plan or deliverable to the Recipient in the Recipient’s capacity as a shareholder of the Company by electronic means. The Recipient hereby consents to receive any and all such documents by electronic delivery to the extent the Company utilizes such delivery method from time to time.
8.Compliance with Law and Regulations. This Agreement, the award hereunder and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Except to the extent preempted by any federal law, this Agreement shall be construed and administered in accordance with the laws of the State of New York without reference to its principles of conflicts of law.
9.Recipient Bound by Plan. The Recipient acknowledges receipt of a copy of this Agreement and the Plan and agrees to be bound by all the terms and provisions thereof, which are incorporated herein by reference. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.
10.Notices. Any notice or communication given hereunder shall be in writing and shall be deemed given when delivered in person, or by United States mail, at the following addresses: (i) if to the Company, to: Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, Attention: Secretary, and (ii) if to the Recipient, to: the Recipient at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, or, if the Recipient has terminated service with the Company, to the last address for the Recipient indicated in the records of the Company, or such other address as the relevant party shall specify at any time hereafter in accordance with this Section 10.
11.No Obligation to Continue Employment. This Agreement does not guarantee that the Employer will employ the Recipient for any specified time period, nor does it modify in any respect the Recipient’s employment or compensation.
12.Recoupment. By entering into this Agreement and accepting the award hereunder, the Recipient agrees to be bound by the terms of the Company’s Policy Regarding Recoupment or Reduction of Incentive Compensation for Compliance Violations, as in effect from time to time (or any successor policy thereto) (the “Recoupment Policy”), and further acknowledges and agrees that the Recoupment Policy shall apply to the Performance Restricted Stock Units and the shares of Company Stock deliverable pursuant to the Performance Restricted Stock Units granted hereunder (including following the expiration of the Holding Period and otherwise after all restrictions on such shares have lapsed).